Exhibit 99.1

Behringer Harvard Multifamily REIT Announces Luxury Multifamily Development in Atlanta’s Exclusive Buckhead Submarket

DALLAS, March 12, 2014 — Behringer Harvard Multifamily REIT I, Inc. (the REIT) announced today that construction has started on Cyan on Peachtree (Cyan), a new 329-unit luxury multifamily property with a prominent Peachtree Road address in the heart of the Buckhead office and entertainment district approximately five miles north of downtown Atlanta. The property will include a 23-story residential tower and an adjacent seven-level parking facility with controlled access.

Equity capital for the construction of Cyan was provided by the REIT and by Monogram Residential Master Partnership I LP, which is a joint venture between the REIT and PGGM Private Real Estate Fund, a real estate investment vehicle for Dutch pension funds.

The community will be developed by an affiliate of Atlantic Realty Partners, a private commercial real estate firm. Headquartered in Atlanta, Atlantic Realty Partners owns and manages more than 2,000 apartments and has numerous multifamily communities under development in Atlanta and Chicago. The general contractor will be Brasfield & Gorrie, a private firm based in Birmingham, Alabama that is the largest general contractor in the Southeast. Construction began this month, and Cyan is expected to welcome its first residents during the second quarter of 2015.

“We are pleased to expand our relationship with Atlantic Realty Partners through this high-rise development centrally located in Buckhead,” said Mr. Mark T. Alfieri, president and COO of the REIT. “Beyond its amenity-rich location, we feel Cyan’s features and unit mix have been optimized to address unmet market demand for luxury apartments with superior-quality finishes offered at competitive rates.”

Cyan will offer apartment units averaging 838 square feet each. Approximately 57 percent of the units will have one bedroom; larger units also will be available with up to three bedrooms and two and a half baths. The apartment homes will feature nine-foot ceilings, floor-to-ceiling windows, full-size washers and dryers, quartz countertops in the kitchens and baths, 42-inch hardwood cabinetry, and kitchens with islands and stainless steel appliances. Common-area amenities will include a garage-top deck with resort-style pool and cabanas, gardens and grilling areas, a Peachtree Overlook terrace, a state-of-the-art fitness center and a sidewalk cyber café.

The 1.94-acre development site at 3380 Peachtree Road is one block from the Buckhead MARTA station, which provides commuter rail service to Atlanta’s major employment centers. The community also will provide commuters with convenient proximity to Georgia Highway 400. The 42-story Mandarin Oriental hotel and condo tower, with its newly opened Del Frisco’s Grille, is adjacent to Cyan. Lenox Square Mall, located across the street from Cyan, provides more than 1.5 million square feet of upscale retail space and is the premier shopping destination in the Southeast.

About Behringer Harvard Multifamily REIT I, Inc.

Behringer Harvard Multifamily REIT I, Inc. (the REIT) is a Dallas-based real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. The REIT invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. The

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REIT’s portfolio includes investments in 55 multifamily communities in 12 states comprising 15,673 apartment homes.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer for Behringer Harvard Multifamily REIT I, Inc. bmarler@behringermail.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard Multifamily REIT I, Inc. david_nesmith@richards.com 214.891.2864

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